Diamante Enters into Gold Stream Agreement from Molejon Gold
Mine in Panama

Company Acquires 12.5% Royalty

Kelowna, B.C., Canada, February 03, 2016—Diamante Minerals, Inc. (OTCBB: DIMN), a natural resources company, today announced a gold stream agreement for the Molejon Gold Mine, located in the Donoso District, Colon Province of Panama.

Diamante has negotiated a royalty of 12.5% on 1,000 ounces of gold produced per month for 12 months. In the event monthly production exceeds 1,000 ounces Diamante is to receive an additional 5% royalty. Diamante will receive the royalty upon completion of bridge funding to Blendcore LLC who acts as the master contractor for the mine owned by Petaquilla Gold, S.A. These funds will be used to re-start one processing line at the mine to allow the treatment of stockpiled minerals.

Under the terms of the agreement the loan is to be forgiven provided that there is at least 12,000 ounces of gold produced during the 12 month period which is subject to the 12.5% royalty. A portion of the stockpiled minerals has been collateralized against the bridge funding provided to Blendcore LLC by Diamante for the processing of 12,000 ounces of gold with one processing line.

The royalty collected by Diamante is the percentage of the gross proceeds of the processing of the stock piled minerals through one processing line of the plant. No fees, taxes, deductions, refining costs other than those third party costs charged in respect of the sale of the metals are included in the calculation of the royalty.

President, Chad Ulansky of Diamante states "We look forward to working with Blendcore LLC, the Master Contractor in re-starting one processing line of the plant at the Molejon gold mine. Our partners indicate that the plant should achieve monthly production of 1,000 ounces of gold within months. The streaming agreement sees Diamante receiving a minimum of the equivalent of 1,500 ounces of gold which, at the present gold price of US$1,100 per ounce, is valued at US$1.65 million, less the cost of sales."

Upon the satisfaction of the initial loan, Diamante has the option to extend the royalty for an additional 12 month period on the same terms as the initial loan.

In addition to the royalty stream Diamante has a “Right of First Option” on the project to provide additional funding to Blendcore LLC for the expansion, development and exploration of the mine. This right shall survive the royalty agreement by a period of one year.

Production at the Molejon Mine commenced in 2009, with an initial throughput of 2,200 tons per day ("tpd"). In September 2011 the mine had proven and probable mineral reserves of 643,266 ounces of gold and certain additional mineralized material estimated using the guidelines established in accordance with Canadian standards prescribed by National Instrument 43-101, Standards of Disclosure for Mineral Projects (“NI 43-101”), of the Canadian Securities Administrators, as contained in a NI 43-101 report dated May 2012 completed by Behre, Dolbear and Company for Petaquilla Minerals Ltd. and filed by Petaquilla on SEDAR on May 9,2012. In 2012 the plant was expanded to 3,500 tpd, resulting in an annual gold equivalent production of 69,000 ounces in 2012 and again in 2013 prior to closing late in the year.

About Diamante Minerals

Diamante Minerals is an exploration stage mineral resources company , and beyond the royalty stream in Panama is focused on acquiring its initial 20% interest in the Batovi Diamond Project, located to the north of Paranatinga in Mato Grosso, Brazil.

Forward-Looking Statements

Certain statements contained in this report constitute “forward-looking” statements, including but not limited to, the anticipated timing of the Company’s loan, along with next stages of development, and represent the Company’s current expectations. Other statements contained herein regarding matters that are not historical facts, also constitute "forward-looking" statements. Such statements may be identified by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "continue" or the negative of these similar terms. Future filings with the Securities and Exchange Commission, future press releases and future oral or written statements made by the Company or with the Company’s approval, which are not statements of historical fact, may contain forward-looking statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.